United States

Securities and Exchange Commission

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report: June 29, 2023

(Date of Earliest Event Reported)

ORION OFFICE REIT INC.

(Exact name of registrant as specified in its charter)

Maryland	001-40873	87-1656425
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

2398 E. Camelback Road, Suite 1060, Phoenix, Arizona 85016
(Address of principal executive offices)

(602) 698-1002

(Registrant’s telephone number, including area code)

N/A

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of Each Exchange On Which Registered
Common Stock, $0.001 par value	ONL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement

On June 29, 2023, Orion Office REIT Inc. (the “Company”), as parent, and its operating partnership, Orion Office REIT LP (“Orion OP”), as borrower, entered into an amendment (the “Amendment”) to its credit agreement with Wells Fargo Bank, N.A., as Administrative Agent, and the lenders party thereto (as amended, the “Credit Agreement”).

Under the terms of the Amendment, Orion OP used borrowings from its currently undrawn $425 million senior revolving credit facility (the “Revolving Facility”) to repay and retire the outstanding balance of its $175 million senior term loan facility. The Amendment also provides Orion OP with the option to extend the maturity of the Revolving Facility an additional 18 months to May 12, 2026 from the current scheduled maturity of November 12, 2024. The extension option is subject to customary conditions including the payment of an extension fee.

The Amendment also effected certain other modifications to the Credit Agreement, including:

•	the applicable margin for determining the interest rate on loans under the Revolving Facility increased from 2.50% to 3.25% for SOFR loans and 1.50% to 2.25% for base rate loans;

•	the unencumbered asset value maintained by Orion OP must be at least $600 million;

•

if the ratio of unsecured debt to unencumbered asset value exceeds 0.35 to 1.00 as of the end of two consecutive fiscal quarters, Orion OP will be required, within 90 days and subject to cure rights, to grant the Administrative Agent a first priority lien on all the properties included in the pool of unencumbered assets (other than properties identified for disposition by the Company so long as such properties are sold within one year of such identification);

•	the maximum ratio of secured debt to total asset value was decreased from 0.45 to 1.00 to 0.40 to 1.00;

•

the restricted payments covenant was amended and now provides that the aggregate amount paid for dividends on and repurchases of shares of the Company’s common stock in any fiscal year may not exceed (i) at all times prior to January 1, 2023, 95% of Funds From Operations (as defined in the Credit Agreement), and (ii) at all times thereafter, 100% of Adjusted Funds Available for Distribution (as defined in the Credit Agreement to be generally consistent with Funds Available for Distribution as defined in the Company’s filings with the SEC, adjusted to add back tenant improvement allowances and leasing commissions, and plus certain “free rent” amounts which the Company has funded into a reserve account with the applicable mortgage lender); and

•

if, on any day, Orion OP has unrestricted cash and cash equivalents in excess of $25 million (excluding amounts that are then designated for application or use and are subsequently used for such purposes within 30 days), Orion OP will be required to use (or, under certain circumstances, set aside in an escrow account established by the Administrative Agent) such excess amount to prepay loans under the Revolving Facility, without premium or penalty and without any reduction in the lenders’ commitment under the Revolving Facility.

As of March 31, 2023, the Company had $23.8 million in unrestricted cash and cash equivalents. As of June 29, 2023, following the effectiveness of the Amendment, $175 million of principal amount was outstanding under the Revolving Facility and $250 million was available for future borrowings thereunder. The Company has entered into an interest rate swap transaction which effectively fixes the interest rate on $175 million of principal under the Revolving Facility at 3.92% per annum until November 12, 2023.

The Administrative Agent and other lenders under the Revolving Facility or their affiliates are also agents and forward purchasers under the Company’s “at the market” offering program for its common stock.

The above descriptions of the Amendment and the Credit Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Amendment (including the copy of the Credit Agreement attached thereto), which is attached as Exhibit 10.1 to this Current Report on Form 8-K, and incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information provided in Item 1.01 of this Current Report is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure

A copy of the Company’s press release regarding the Amendment has been furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits .

(d)    Exhibits.

Exhibit No.	Description

10.1	Second Amendment to Credit Agreement, dated as of June 29, 2023, among Orion Office REIT LP, as Borrower, Orion Office REIT Inc., as Parent, Wells Fargo Bank, National Association, as Administrative Agent, and the Lenders party thereto.

99.1	Press Release dated June 29, 2023.

104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORION OFFICE REIT INC.

Date: June 29, 2023	By:	/s/ Paul H. McDowell
Paul H. McDowell
Chief Executive Officer